EXHIBIT 5.1


                   [LETTER HEAD OF APPLEBY SPURLING & KEMPE]

                                                            2 August 2000
TyCom Ltd.
The Zurich Centre
Second Floor
Suite 201
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

TyCom Ltd. (the "Company")

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") in relation to a total of 21,500,000 common shares of the Company of par value US$0.25 each (the "Common Shares") which may be issued in accordance with the TyCom Ltd. Long Term Incentive Plan (the "LTIP") and the TyCom Ltd. Founders' Share Option Program (the "Founders' Program"). Up to 21,000,000 Common Shares may be issued pursuant to the LTIP and up to 500,000 Common Shares may be issued pursuant to the Founders' Program.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion "Documents").


In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b) the genuineness of all signatures an the Documents;

(c)  the authority, capacity and power of natural persons signing the Documents;





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(d)  that any factual statements made in any of the Documents are true, accurate and complete;

(e) that each of the Plans constitutes, and any awards of share options under either of the Plans relevant to this opinion ("Awards") will constitute, the legal, valid and binding obligations of each of the parties thereto, other than the Company;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, either of the Plans or any Award is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record (in the case of directors' resolutions) the resolutions adopted by all of the directors of the Company as unanimous written resolutions of the directors of the Company and (in the case of shareholders' resolutions) the resolutions passed by the sole shareholder of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout;

(h) that each director of the Company, when the board of directors of the Company (the "Board") passed the Resolutions which are directors' resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i) that the Company has entered into its obligations under each of the Plans in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by each of the Plans would benefit the Company;

(j) that, at the time of issue by the Committee of any Award under the Plans, or of Common Shares pursuant to such Awards, relevant to this opinion, the Committee remains a duly constituted committee of the board of directors of the Company having the same powers and authorities as it has at the date of this opinion;

(k) that the approval of the issue of any Awards and of any Common Shares under Awards pursuant to either of the Plans is made either at a duly convened and quorate meeting of the Board, or, at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution then in


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     force and within the authority then given to the Committee by the board of directors of the Company;

(1) that when the issue of any Common Shares under either of the Plans is authorised, the issue price will not be less than the par value of the Common Shares and the Company will have sufficient authorised capital to effect the issue and will continue to hold the necessary consent from the Bermuda Monetary Authority for such share issue;

(m) that, if new Common Shares are paid for, upon the exercise of an Award, by the transfer by the allottee of Common Shares to the Company, the payment of the purchase price in that manner is duly effected as a purchase of own shares by the Company in accordance with section 42A of the Companies Act 1981 of Bermuda;

(n) that, if new Common Shares are issued by the Company pursuant to either of the Plans on the terms of an Award which does not require the allottee to pay to the Company a cash subscription price for the Common Shares, the Company receives in any event a transfer to it of assets from the allottee. with a fair value at least equivalent to the aggregate subscription price for the Common Shares issued to him pursuant to that Award;

(o) that the records which were the subject of the search made on 31 July 2000 of the Register of Companies at the office of the Registrar of Companies referred to in paragraph 7 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered; and

(p) that the records which were the subject of the search made on 31 July 2000 in the Supreme Court Causes Book at the Registry of the Supreme Court referred to in paragraph 7 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered.

Opinion

     Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that, when duly issued and allotted by the Board or by the Committee pursuant to Awards and when fully paid for pursuant to and in accordance with the terms of the respective Plans, as contemplated by the respective Plans, the Common Shares will be validly issued, fully paid and non-assessable shares of the Company.


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Reservations

We have the following reservations:,-

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

b) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement by the Company. This opinion is addressed to you solely for your benefit and is neither to be transmittcd to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws of the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling & Kempe
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                                    SCHEDULE

1. A faxed copy of the Registration Statement (excluding the exhibits and excluding the documents incorporated by reference).

2.   An email copy of the LTIP.

3. An email copy of Lhe Founders' Program. (the LTIP and the Founders' Program are together referred to as the "Plans").

4.   Certified copies ofresolutions:-

     3.1 adopted by the board of directors of the Company on 6 July 2000 approving the terms of and adopting the LTIP and the Founders' Program;

     3.2 adopted by the board of directors of the Company on 26 July 2000, constituting the compensation committee of the board of directors (the "Committee");

     3.3  passed by the sole shareholder of the Company on 6 July 2000; and

     3.4 passed by the sole shareholder of the Company on 26 July 2000, (together, the "Resolutions").

5. Certified copies of the certificate of incorporation, memorandum of association and bye-laws of the Company (together, the "Constitutional Documents").

6. An Officer's Certificate dated 2 August 2000 and signed by B. Kalogerou as secretary of the Company.-

6.1 confirming the authorised and issued share capital of the Company as at the date of this opinion; and

6.2 attaching a copy of a letter from the Bermuda Monetary Authority to the Company dated 5 July 2000 (as varied by a letter dated 24 July 2000).

7. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda and the entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda as revealed by searches made on 31 July 2000.